EXHIBIT 21.1

SUBSIDIARIES OF CARDIOGENICS HOLDINGS INC.

Name	Jurisdiction of Organization	Percentage Ownership
CardioGenics CallCo Inc.	Ontario, Canada	100%
CardioGenics ExchangeCo Inc.	Ontario, Canada	100%[1]
CardioGenics Inc.	Ontario, Canada	99%[2]
Luxspheres Inc.	Ontario, Canada	100%[3]
CardioGenics Acquisition Inc.	Delaware	100%

1Owned indirectly through CardioGenics CallCo Inc., which owns 100% of CardioGenics ExchangeCo Inc.
2Owned indirectly through CardioGenics ExchangeCo Inc., which owns 99% of CardioGenics Inc.
3Owned indirectly through CardioGenics Inc., which owns 100% of Luxspheres Inc.